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                                                                       EXHIBIT 5

                   OPINION AND CONSENT OF DYKEMA GOSSETT PLLC

                                                              September 20, 1996

Champion Enterprises, Inc.
2701 University Drive, Suite 320
Auburn Hills, Michigan 48326

     Re: Champion Enterprises, Inc.
         Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel for Champion Enterprises, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement") relating to the issuance by the Company of up to 17,311,983 shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock") to the stockholders of Redman Industries, Inc., a Delaware corporation ("Redman"), in connection with the merger (the "Merger") of Champion's wholly owned subsidiary, RHI Acquisition Corp., a Delaware corporation ("Sub"), with and into Redman, all as set forth in the Agreement and Plan of Merger, dated August 19, 1996, by and among Champion, Sub, and Redman (the "Merger Agreement"). As a result of the Merger, the outstanding shares of common stock, par value $0.01 per share, of Redman will be converted into the Common Stock, all as set forth in the Merger Agreement.

     We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below:

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is in good standing under the laws of the State of Michigan; and

     2. The Common Stock to which the Registration Statement relates has been duly authorized for issuance and, when issued and delivered to the stockholders of Redman in accordance with the Merger Agreement, will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. We further consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

                                          Very truly yours,

                                          DYKEMA GOSSETT PLLC

                                          /s/ D. Richard McDonald

                                          D. Richard McDonald